                                                                 EXHIBIT 10.56.4

          AMENDMENT NO. 2 TO WAREHOUSING LOAN AND SECURITY AGREEMENT

     This Amendment is entered into as of February 29, 1996, between Leasing Solutions, Inc. ("Borrower") and NationsBanc Leasing Corporation ("Lender").

     Borrower and Lender are party to a May 31, 1994 Warehousing Loan and Security Agreement (the "Agreement"), as amended by an Amendment dated as of April 30, 1995 ("Amendment No. 1"). The Agreement, as amended by Amendment No. 1, is the "Amended Agreement".

     Borrower and Lender agree as follows:

     1.  Line Increases. The line is hereby increased to $15 million by changing
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"$10,000,000" to "$15,000,000" on the cover page of the Amendment Agreement and in the definition of "Commitment" in (S) 1.01 of the Amended Agreement.

     2.  Interest Rate.  The interest rate on future Advances is changed from
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Federal Funds plus 2.4% to LIBOR plus 2.5%, by changing the definition of
"Interest Rate" in (S) 1.01 of the Amended Agreement to read as follows:

         "Interest Rate": (a) for Advances made on or before February 14, 1996, a floating interest rate equal to the Index Rate plus 2.40% per annum, and (b) for Advances made on or after February 15, 1996, a floating interest rate equal to LIBOR plus 2.50% per annum, in either case computed on the basis of actual days elapsed and a 360-day year.

and the following definition is added:

         "LIBOR": a floating rate, set for each Advance as of its Funding Date and reset as of each monthly "anniversary" thereof (or the following Business Day, if that anniversary date is not a Business Day), equal to the interest rate per annum (rounded upward to the nearest 1/100 of 1%), as quoted to Lender, at which NationsBank, N.A. (or its affiliate) is able, in accordance with its normal practice, to acquire dollar deposits, of a size comparable to that Advance, in the London interbank market at approximately 11:00 a.m. (London time) on the date which is two Business Days before such Advance date or monthly anniversary date, for one-month deposits, as adjusted by Lender in good faith to account for reserve requirements applicable to ""Eurocurrency liabilities" for Federal Reserve member banks and any increased funding or loan maintenance costs which result from such requirements (the foregoing quotation and adjustment, if made in good faith, shall be conclusive and binding on all parties).
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and the following is added:

         4.08  Breakage.  Upon any prepayment of a LIBOR-based Advance on any
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     date other than a monthly "anniversary" thereof, Borrower shall pay to
     Lender, on demand, all breakage costs and similar charges attributable to the prepayment, as computed by Lender in good faith (which computation, if made in good faith, shall be conclusive and binding on all parties).

     3.  Amount Financed.  The amount financed for each Lease is changed from
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the present value of rents to Equipment Cost, by changing the definition of
"Financed Amount" in (S) 1.01 of the Amended Agreement to read as follows:

         "Financed Amount" for a Lease: (a) for Advances made on or before February 14, 1996, the present value (discounted at the Interest Rate on its Funding Date) of the scheduled rental payments due under that Lease after the Funding Date for the related Advance, but not to exceed the Equipment Cost for that Lease, and (b) for Advances made on or after February 15, 1996, the Equipment Cost for that Lease (but not to exceed, as to all such outstanding post - 2/15/96 Advances (including the proposed new Advance), 125% of the present value (discounted at the then-prevailing Interest Rate for such Advances) of the scheduled rental payments then remaining due under the related Leases).

     4.  Monthly Principal Reductions.  The present value of the remaining
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rental stream for advanced-upon leases is to be maintained at or above the level required for loans. The following is hereby added to the end of (S) 4.03 of the Amended Agreement:

     In addition, on the 20th day of each month, (a) for each Advance made on or before February 14, 1996, Borrower shall prepay that Advance to the extent necessary to reduce the outstanding principal of that Advance to 100% of the present value (discounted at the then-prevailing Interest Rate therefor) of the rental payments then remaining due under the related Lease, and (b) for Advances made on or after February 15, 1996, Borrower shall prepay the Advances to the extent necessary to reduce the principal of all such Advances to 125% of the present value (discounted at the then-prevailing Interest Rate therefor) of the rental payments then remaining due under the related Leases.

     5.  Term of Funding Commitment.  Lender's commitment to make advances under
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the Amended Agreement shall extend to January 31, 1997, and "June 30, 1996" is hereby changed to "January 31, 1997" in (S) 2.01 of the Amended Agreement.

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     6.  Representations, etc.  Borrower represents, covenants, and warrants
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that no default under the Amended Agreement exists and no status or condition exists which with the giving of notice or the passage of time or both would constitute a default under the Amended Agreement, and that the Obligations are owing without defense, offset, recoupment right, or counterclaim.

     7.  Fees and Expenses.  Borrower shall reimburse NationsBank for
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NationsBank's expenses in connection with this Amendment, including attorney's fees, in accordance with (S) 10.03 of the Amended Agreement.

     8.  Agreement.  Except as specifically amended hereby, the Amended
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Agreement shall remain unchanged and continue in full force and effect in accordance with its terms. From and after the date of this Amendment, each reference in the Amended Agreement (including all Exhibits and Schedules thereto) to "this Agreement", "hereto", "hereof", and terms of similar import shall refer to the Agreement as amended by Amendment No. 1 and this Amendment, and all references to the Agreement in any document, instrument, certificate, note, or other agreement executed in connection therewith shall be deemed to refer to the Agreement as so amended.

     9.  Applicable Law.  This Amendment shall be governed by and construed in
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accordance with the laws of Georgia.

    10.  Headings.  Section headings in this Amendment are for convenience only,
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and are not a substantive part of this Amendment.

    11.  Counterparts.  This Amendment may be executed separately in
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counterparts.

     IN WITNESS WHEREOF, Borrower and Lender have executed this Amendment No. 2 to Warehousing Loan and Security Agreement.

[Seal]                           LEASING SOLUTIONS, INC.

Attest:                          By:  /s/ Tim Laehy
                                    ------------------------------------
/s/ Glenda Allen                    Title:  Vice President and Corporate
- ------------------------------      Finance & Treasurer
Title:  Vice President

                                 NATIONSBANC LEASING CORPORATION

                                 By:  /s/ Jack Rives
                                    ------------------------------------
                                    Title:  Vice President

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